UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COX RADIO, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Cox Radio, Inc.

You are invited to attend the Annual Meeting of Stockholders of Cox Radio, Inc. to be held at Corporate Headquarters, 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328, on Wednesday, May 16, 2007, at 9:30 a.m., local time.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement explain the matters to be voted on at the meeting. Please read these documents so you will be informed about the business to come before the meeting.

Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting.

Sincerely,

Robert F. Neil

President and Chief Executive Officer

Atlanta, Georgia

April 5, 2007

COX RADIO, INC.

6205 PEACHTREE DUNWOODY ROAD

ATLANTA, GEORGIA 30328

(678) 645-0000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2007

To the Stockholders of Cox Radio, Inc.

The Annual Meeting of the holders of Class A Common Stock and Class B Common Stock of Cox Radio, Inc. will be held at Corporate Headquarters, 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328 on Wednesday, May 16, 2007 at 9:30 a.m. local time, for the following purpose:

To elect a Board of Directors of nine members to serve until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

The Board of Directors has fixed March 20, 2007 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of Class A Common Stock or Class B Common Stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Cox Radio’s Annual Report to Stockholders for the year ended December 31, 2006 is enclosed.

By Order of the Board of Directors,

Andrew A. Merdek

Corporate Secretary

Atlanta, Georgia

April 5, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT, A STOCKHOLDER MAY REVOKE A PROXY AT ANY TIME PRIOR TO ITS USE.

COX RADIO, INC.

6205 PEACHTREE DUNWOODY ROAD

ATLANTA, GEORGIA 30328

(678) 645-0000

PROXY STATEMENT

2007 Annual Meeting of Stockholders

Solicitation of Proxies

The Board of Directors of Cox Radio, Inc. is furnishing this Proxy Statement to solicit proxies for use at Cox Radio’s 2007 Annual Meeting of Stockholders, to be held on Wednesday, May 16, 2007, at 9:30 a.m., local time, at Corporate Headquarters, 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328, and at any adjournment of the meeting. Each valid proxy received in time will be voted at the meeting as specified in such proxy. A proxy may be revoked at any time before the proxy is voted, as outlined below.

This Proxy Statement and the enclosed proxy card are being first sent for delivery to stockholders of Cox Radio on or about April 5, 2007. Cox Radio will pay the cost of solicitation of proxies, including the reimbursement to brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses of sending proxy materials to beneficial owners of Cox Radio stock. Proxies may be solicited on behalf of Cox Radio in person or by telephone, e-mail, facsimile or other means by the directors, officers and employees of Cox Radio. The firm of D.F. King & Company, Inc. has been engaged to assist in the distribution and solicitation of proxies for a fee of $6,500, plus expenses.

The shares of Class A Common Stock and Class B Common Stock represented by valid proxies that Cox Radio receives in time for the Annual Meeting will be voted as specified in such proxies. Valid proxies include all properly executed, written proxy cards received pursuant to this solicitation that are not later revoked. Voting your proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Executed but unvoted proxies will be voted FOR the election of the Board of Directors’ nominees for directors.

If any other matters properly come before the Annual Meeting, the persons named on the proxies will, unless the stockholder otherwise specifies in the proxy, have the discretion to vote upon such matters in accordance with their best judgment.

Voting Securities

Cox Radio has two classes of outstanding voting securities, Class A Common Stock, par value $0.33 per share, and Class B Common Stock, par value $0.33 per share. As of January 31, 2007, there were 36,821,696 shares of Class A Common Stock and 58,733,016 shares of Class B Common Stock outstanding. Only stockholders of record of Class A Common Stock or Class B Common Stock at the close of business on March 20, 2007, which the Board of Directors has fixed as the record date, are entitled to vote at the Annual Meeting.

The Class A Common Stock and Class B Common Stock will vote together as a single class, with each share of Class A Common Stock being entitled to one vote, and each share of Class B Common Stock being entitled to ten votes. The presence in person or by proxy of holders of record of one-third of the issued and outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote at the Annual Meeting that represent a majority of the votes entitled to be cast by such shares will constitute a quorum. The affirmative vote of a majority of the votes entitled to be cast by such shares of the issued and outstanding Class A Common Stock and Class B Common Stock, voting together as a single class, present at the Annual Meeting in person or by proxy, and entitled to vote, is required for the election of directors.

In determining whether any proposal to be voted on at the Annual Meeting will be approved, an abstention would have the effect of a vote against the applicable proposal. On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal. A broker non-vote occurs when the nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have the discretionary voting power and has not received instructions from the beneficial owner with respect to such matter. Broker non-votes will have no effect on the outcome of the election of directors.

Voting by Proxy

If a stockholder is a corporation or a partnership, a duly authorized person must sign the proxy card in the full corporate or partnership name. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer’s full title must be given and a certificate or other evidence of appointment must be furnished. If shares are owned jointly, each joint owner must sign the proxy card.

Any proxy duly given pursuant to this solicitation may be revoked by the stockholder at any time prior to voting by written notice to the Corporate Secretary of Cox Radio, by a later-dated proxy signed and returned by mail before the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

If you are not the record holder of the shares you own because they are held in “street name” by a bank or brokerage firm, your bank or brokerage firm is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors is a discretionary item. In case a non-discretionary item properly comes before the Annual Meeting and no instructions are received, the shares will be treated as broker non-votes and will have the effect discussed above under “Voting Securities.”

As of January 31, 2007, Cox Enterprises, Inc., a Delaware corporation, through its wholly-owned subsidiary, Cox Broadcasting, Inc., a Delaware corporation, held approximately 95% of the combined voting power of the Class A Common Stock and Class B Common Stock. Accordingly, Cox Enterprises will have sufficient voting power to elect all members of the Board of Directors, and to control substantially all other actions that may come before the Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, nine directors are to be elected to hold office until the 2008 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. All nominees, other than Mr. Evans, currently are directors of Cox Radio.

The nine directors nominated for election at the 2007 Annual Meeting of Stockholders are: James C. Kennedy (Chairman); Juanita P. Baranco; G. Dennis Berry; Nick W. Evans, Jr.; Jimmy W. Hayes; Paul M. Hughes; Marc W. Morgan; Robert F. Neil; and Nicholas D. Trigony. The persons named as proxies intend (unless authority is withheld) to vote for election of all of the nominees as directors.

The Board of Directors knows of no reason why any nominee for director would be unable to serve as a director. If at the time of the Annual Meeting any nominee is unable or unwilling to serve as a director of Cox Radio, the persons named as proxies intend to vote for such substitutes as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The following information regarding our directors and director nominees, their principal occupations, employment history, and directorships in certain companies is as reported by the respective individuals.

James C. Kennedy, 59, has served as a director of Cox Radio since July 1996, and became Chairman of the Board of Directors in January 2002. He has served as Chairman of the Board of Directors and Chief Executive Officer of Cox Enterprises since January 1988, and prior to that time was Cox Enterprises’ President and Chief Operating Officer. Mr. Kennedy joined Cox Enterprises in 1972, and initially worked with Cox Enterprises’ Atlanta Newspapers. Mr. Kennedy also serves as a director of Flagler Systems, Inc.

Juanita P. Baranco, 57, has served as a director of Cox Radio since December 2003. She is Executive Vice President and Chief Operating Officer of The Baranco Automotive Group, where she has been a principal for more than twenty years. She also serves as a member of the board of directors of The Southern Company and the board of trustees of Clark Atlanta University. She previously has served on the boards of directors of the Federal Reserve Bank of Atlanta and the John H. Harland Company, and as a member of the Board of Regents of the University System of Georgia.

G. Dennis Berry, 62, has served as a director of Cox Radio since January 2002. Mr. Berry has served as Vice Chairman of the Board of Directors of Cox Enterprises since December 2005. Previously, he served as President and Chief Operating Officer of Cox Enterprises beginning in October 2000, and was President and Chief Executive Officer of Manheim Auctions, Inc., a subsidiary of Cox Enterprises, from 1995 through October 2000. Prior to that, Mr. Berry was publisher of the Atlanta Journal-Constitution, where he held several positions spanning more than twenty years, including President, Vice President and General Manager, and Advertising Director.

Nick W. Evans, Jr., 58, is a nominee for election as a director of Cox Radio at the Annual Meeting. Mr. Evans has served as Chairman of ECP Benefits, LLC since January 2003, and as a principal with Associated Media Partners since January 2001. Prior to that, he served as President and Chief Executive Officer of Spartan Communications, Inc. from January 1990 through December 2000. He also serves as a member of the board of directors of Bumper2Bumper Media, and the board of trustees of Augusta State University. Mr. Evans is a past chairman of the Television Operators Caucus and a past member of the board of directors of the National Association of Broadcasters.

Jimmy W. Hayes, 54, has served as a director of Cox Radio since December 2005. Mr. Hayes has served as President and Chief Operating Officer of Cox Enterprises since January 2006, and served as Executive

Vice President of Cox Enterprises from July 2005 through December 2005. Previously, he served as Executive Vice President, Finance and Chief Financial Officer of Cox Communications, Inc. from July 1999 through July 2005. Prior to that, he served in several executive and financial management positions with Cox Enterprises and Cox Communications beginning in 1980. Mr. Hayes also serves as a director of Cox Enterprises.

Paul M. Hughes, 68, has served as a director of Cox Radio since December 1996. He has been President and Chief Operating Officer of OG Holding LTD since April 1995. From June 1991 through April 1995, he was Chairman of Hughes Broadcasting Partners, and from April 1995 through December 1998 he was President of Great Trails Broadcasting, Inc.

Marc W. Morgan, 57, has served as a director of Cox Radio since August 1999 and as Executive Vice President and Chief Operating Officer of Cox Radio since February 2003. Prior to that, he served as Vice President and Co-Chief Operating Officer since July 1999, and as Senior Group Vice President of Cox Radio from May 1997 to June 1999. Previously, Mr. Morgan was Senior Vice President of Cox Radio from July 1996 to May 1997. He also served as Vice President and General Manager of WSB Radio from July 1992 to November 1998, and Vice President and General Manager of WCKG-FM (Chicago, Illinois) from January 1984 to July 1992.

Robert F. Neil, 48, has served as a director and as President and Chief Executive Officer of Cox Radio since July 1996, and was Executive Vice President – Radio of Cox Broadcasting from June 1992 to 1996. Previously, he was Vice President and General Manager of WSB-AM/FM (Atlanta, Georgia). Mr. Neil joined Cox Broadcasting in November 1986. Previously, Mr. Neil was Operations Manager from December 1984 to November 1986 at WYAY-FM (Gainesville, Georgia). He served at WYYY-FM and WSYR-AM (Syracuse, New York) as Operations Manager from October 1983 to December 1984 and as Program Director from March 1983 to October 1983.

Nicholas D. Trigony, 66, has served as a director of Cox Radio since July 1996, and was Chairman of the Board of Directors from December 1996 through December 2000. Mr. Trigony served as President of Cox Broadcasting from March 1990 until his retirement in December 2000. Mr. Trigony joined Cox Broadcasting in September 1986 as Executive Vice President – Radio and was Executive Vice President – Broadcast from April 1989 to March 1990. He is also past Chairman of the Board of the National Association of Television Program Executives and served on its Executive Committee. Mr. Trigony is a past chairman of the Television Operators Caucus and past Chairman of the National Association of Broadcasters’ Media Convergence Task Force.

Security Ownership of Certain Beneficial Owners

The following table provides information as of January 31, 2007 with respect to the shares of Class A Common Stock and Class B Common Stock beneficially owned by each person known by Cox Radio to own more than 5% of any class of the outstanding voting securities of Cox Radio.

Name of Beneficial Owner	Class A Common Stock	Percent of Class	Class B Common Stock	Percent of Class	Percent of Vote of All Classes of Common Stock
Cox Enterprises, Inc. (a)(b)(c)	3,591,954	9.75%	58,733,016	100%	94.7%
Shapiro Capital Management LLC (d)	7,498,339	20.36%	—	—	1.2%
Dimensional Fund Advisors LP (e)	2,359,233	6.40%	—	—	0.4%
T. Rowe Price Associates, Inc. (f)	1,997,050	5.41%	—	—	0.3%

(a)	The business address for Cox Enterprises is 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.
(b)

All the shares of common stock of Cox Radio that are beneficially owned by Cox Enterprises are held of record by Cox Broadcasting. Cox Broadcasting holds 3,591,954 shares of Class A Common Stock and 58,733,016 shares of Class B Common Stock. All the shares of outstanding capital stock of Cox Broadcasting are beneficially owned by Cox Holdings, Inc., and all of the shares of outstanding capital stock of Cox Holdings are beneficially owned by Cox Enterprises. The beneficial ownership of the outstanding capital stock of Cox Enterprises is described in footnote (c) below. The Class B Common Stock is convertible on a share for share basis into Class A Common Stock at the option of the holder.

(c)	There are 603,681,350 shares of common stock of Cox Enterprises outstanding, with respect to which (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (29.0%); (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (29.0%); (iii) Barbara Cox Anthony, Anne Cox Chambers and James C. Kennedy, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 248,237,055 shares (41.0%); and (iv) 283 individuals and other trusts exercise beneficial ownership over the remaining 5,545,763 shares (1.0%), including 43,734 shares held beneficially and of record by Garner Anthony, the husband of Barbara Cox Anthony (as to which Barbara Cox Anthony disclaims beneficial ownership). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise sole or shared beneficial ownership over 598,135,587 shares (99.0%) of the common stock of Cox Enterprises. Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of Cox Enterprises and Chairman of the Board of Directors of Cox Radio.
(d)	The information contained in this table with respect to Shapiro Capital Management LLC is based solely on a filing on Schedule 13G reporting ownership as of December 31, 2006. The address of the reporting person is 3060 Peachtree Road, Suite 1555, Atlanta, Georgia 30305.
(e)	The information contained in this table with respect to Dimensional Fund Advisors is based solely on a filing on Schedule 13G reporting ownership as of December 31, 2006. The address of the reporting person is 1299 Ocean Avenue, Santa Monica, California 90401.
(f)	The information contained in this table with respect to T. Rowe Price Associates, Inc. is based solely on a filing on Schedule 13G reporting ownership as of December 31, 2006. The address of the reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202.

Security Ownership of Management

Beneficial ownership of the Class A Common Stock of Cox Radio and the common stock of Cox Enterprises by Cox Radio’s directors and the executive officers named in the Summary Compensation Table below, whom we refer to as the “named executive officers”, and by all directors and executive officers as a group at January 31, 2007, is shown in the following table. None of such shares are pledged as security, and no directors’ qualifying shares are owned. Except as indicated below, none of such persons, individually or in the aggregate, owns 1% or more of the Class A Common Stock of Cox Radio or Cox Enterprises, and none of such persons own any shares of the Class B Common Stock of Cox Radio.

Name of Beneficial Owner	Number of Shares of Cox Radio Class A Common Stock		Number of Shares of Cox Enterprises Common Stock		Percent of Shares of Cox Radio Class A Common Stock
James C. Kennedy	205,876	(a)	546,813	(b)	—
Juanita P. Baranco	3,188		—		—
G. Dennis Berry	855	(c)	117,009		—
Nick W. Evans, Jr.	—		—		—
Richard A. Ferguson	231,452	(d)	—		—
Jimmy W. Hayes	600		13,245		—
Paul M. Hughes	11,401		—		—
Neil O. Johnston	111,372	(e)	—		—
Marc W. Morgan	311,775	(f)	—		—
Robert F. Neil	673,329	(g)	9,204		1.8%
Richard A. Reis	259,560	(h)	—		—
Nicholas D. Trigony	7,650		—		—
All directors and executive officers as a group (twelve persons, consisting of those named above)	1,817,058	(i)	686,271		4.9%

(a)	Includes 31,000 shares owned by his spouse, 14,000 shares owned by his children, and 16,500 shares owned by trusts for the benefit of his children.
(b)	Mr. Kennedy owns of record 546,813 shares of common stock of Cox Enterprises. Sarah K. Kennedy, Mr. Kennedy’s wife and trustee of the Kennedy Trusts, exercises beneficial ownership over an aggregate of 22,140 shares of common stock of Cox Enterprises. In addition, as described above, Barbara Cox Anthony and Anne Cox Chambers, the mother and aunt, respectively, of Mr. Kennedy, together exercise sole or shared beneficial ownership over 598,135,587 shares of common stock of Cox Enterprises, and both are members of the Board of Directors of Cox Enterprises. Also, Mr. Kennedy’s children are the beneficiaries of a trust, of which R. Dale Hughes and Mr. Kennedy are co-trustees, that beneficially owns 16,155 shares of common stock of Cox Enterprises. Mr. Kennedy disclaims beneficial ownership of all such shares, other than the 546,813 shares included in the table.
(c)	Owned by a trust for the benefit of his spouse.
(d)	Includes 224,485 shares subject to stock options that are exercisable within 60 days.
(e)	Includes 97,954 shares subject to stock options that are exercisable within 60 days.
(f)	Includes 276,848 shares subject to stock options that are exercisable within 60 days.
(g)	Includes 615,890 shares subject to stock options that are exercisable within 60 days.
(h)	Includes 180,837 shares subject to stock options that are exercisable within 60 days.
(i)	Includes 1,396,014 shares subject to stock options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, requires Cox Radio’s executive officers and directors and persons who own more than 10% of Cox Radio’s Class A Common Stock to file reports of ownership and changes in ownership of Cox Radio’s Class A Common Stock with the Securities and Exchange Commission. Based solely on a review of copies of such reports and written representations from the reporting persons, Cox Radio believes that during the year ended December 31, 2006, its executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act.

Board of Directors and Committees

During 2006, the Board of Directors held three meetings. The Board of Directors has an Executive Committee, a Compensation Committee, a Community Relations Committee, and an Audit Committee. The directors who are “non-management directors” within the meaning of the Corporate Governance Listing Standards of the New York Stock Exchange (i.e., who are not officers of Cox Radio) meet in regular executive sessions without management present, with James C. Kennedy, Chairman of the Board of Directors, presiding. During 2006, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of the Committees on which each director served.

Because more than fifty percent (50%) of the voting power of Cox Radio is controlled by Cox Enterprises, Cox Radio has elected to be treated as a “controlled company” under the Corporate Governance Listing Standards of the New York Stock Exchange. Accordingly, Cox Radio is exempt from the provisions of the Corporate Governance Listing Standards requiring: (i) a board consisting of a majority of directors who have been determined to be “independent” under the criteria set forth in the Listing Standards; (ii) a nominating committee composed entirely of such independent directors; and (iii) a compensation committee composed entirely of such independent directors. However, notwithstanding this exemption, as described more fully below, Cox Radio has a Compensation Committee composed entirely of independent directors.

Director Independence

The Board of Directors has affirmatively determined that directors Juanita Baranco, Paul Hughes, and Nick Trigony, as well as director nominee Nick Evans, are “independent.” In determining whether the director or nominee is independent, Cox Radio uses the definitions of independence set forth in Section 303A of the

Corporate Governance Listing Standards of the New York Stock Exchange and Section 10A(m)(3) of the Exchange Act. The Board based these determinations primarily on the basis of information provided by these directors in response to questionnaires regarding employment and compensation history, business affiliations, and family and other relationships. None of these directors had any of the categorical relationships set forth in the Listing Standards that would prevent a finding of independence.

In addition to the categorical relationships set forth in the Listing Standards, the Board of Directors considered the following categories of transactions, relationships or arrangements in determining the independence of Cox Radio’s independent directors or director nominee:

•

For Mrs. Baranco, the Board considered her relationship as co-owner and executive officer of an advertiser that in the ordinary course of business purchased media advertising from Cox Radio, Cox Enterprises and affiliates of Cox Enterprises, for which Cox Radio determined that disclosure was not required under SEC Regulation S-K Item 404(a).

•	For Mr. Evans, the Board considered his prior broadcast industry ownership affiliations with broadcasters other than Cox Radio or Cox Enterprises.

•	For Mr. Hughes, the Board considered the employment of a family member by an affiliate of Cox Enterprises.

•	For Mr. Trigony, the Board considered his prior employment by an affiliate of Cox Radio.

The Board of Directors determined that none of these relationships or arrangements would interfere with the director’s exercise of their independence from Cox Radio and its management.

Executive Committee

The members of the Executive Committee are James C. Kennedy (Chairman), Paul M. Hughes and Jimmy W. Hayes. The Executive Committee took action three times by unanimous written consent in 2006.

Community Relations Committee

The Community Relations Committee oversees Cox Radio’s workforce diversity initiatives, minority-owned business purchasing, corporate contributions to public service organizations, and Equal Employment Opportunity claims. The members of the Community Relations Committee are Juanita P. Baranco (Chairman), James C. Kennedy, Jimmy W. Hayes, and Robert F. Neil. The Community Relations Committee met once in 2006. A copy of the Committee’s charter is available on Cox Radio’s website at http://www.coxradio.com.

Compensation Committee

The members of the Compensation Committee are Nicholas D. Trigony (Chairman), Paul M. Hughes, and Juanita P. Baranco. As discussed more fully above, each of these directors has been determined by the Board of Directors to be “independent” under the Corporate Governance Listing Standards of the New York Stock Exchange. A copy of the Committee’s charter is available on Cox Radio’s website at http://www.coxradio.com. The Compensation Committee met two times in 2006.

The Compensation Committee has authority and oversight over the Long-Term Incentive Plan, review and approval of all stock-based awards to the executive officers of Cox Radio, review and approval of the chief executive officer’s compensation, and approval and oversight of additional compensation programs, including the Employee Stock Purchase Plan. These responsibilities include the following functions:

•	adopting and overseeing the administration of compensation plans for executive officers of Cox Radio;

•	review and approval of stock-based and other awards granted under such plans to executive officers of Cox Radio; and

•	review and approval of the chief executive officer’s base salary, annual incentive compensation, and long-term incentive compensation.

As discussed under Compensation Discussion and Analysis, the Compensation Committee has delegated its authority for approval of stock-based awards to individuals other than Cox Radio executive officers under the Long-Term Incentive Plan to a Management Committee composed of officers of Cox Radio and Cox Enterprises. Also as discussed under Compensation Discussion and Analysis, Cox Radio’s Chief Executive Officer approves the base salary and annual incentive awards for the other Named Executive Officers. For a discussion of the role of consultants and executive officers in setting compensation, see Compensation Discussion and Analysis—Role of Consultants and Cox Radio Executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based upon these reviews and discussions, the Compensation Committee has recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement.

Nicholas D. Trigony (Chairman)

Juanita P. Baranco

Paul M. Hughes

Audit Committee

The members of the Audit Committee are Paul M. Hughes (Chair), Nicholas D. Trigony, and Juanita P. Baranco. During 2006, the Audit Committee held five meetings. The Audit Committee operates pursuant to a charter, which is available on Cox Radio’s website at http://www.coxradio.com, or a printed copy can be obtained by writing to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. As discussed above, the Board of Directors has affirmatively determined that the members of the Audit Committee are “independent” for purposes of Section 303A of the Corporate Governance Listing Standards of the New York Stock Exchange and Section 10A(m)(3) of the Exchange Act. In addition, the Board has determined that each member of the Committee meets the financial expertise standards set forth in the Corporate Governance Listing Standards, and has determined that Paul M. Hughes and Juanita P. Baranco each qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Audit Committee is responsible for oversight of the quality and integrity of the accounting, auditing, and reporting practices of Cox Radio, and as part of this responsibility, the Audit Committee, among other things:

•	appoints, retains, and oversees the work of the independent auditor;

•	approves and reviews the audit services and fees, and permitted non-audit services and fees;

•	reviews the scope and results of the annual audit;

•	reviews and discusses the quality and appropriateness of Cox Radio’s accounting principles and financial statement presentation with management and the independent auditor;

•	reviews the independence of the independent auditor;

•	reviews the performance of the independent auditor;

•	reviews the adequacy of the system of internal controls and internal control over financial reporting;

•	reviews the scope and results of internal auditing procedures;

•

establishes procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	discusses earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

•	reviews the Audit Committee charter annually;

•	reviews the activities of Cox Radio’s Risk Committee, a Board-created committee with oversight of financial risk management; and

•	reviews related party transactions, if any.

Relationship with Independent Registered Public Accounting Firm

The following table summarizes the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as Deloitte & Touche) for professional services during fiscal year 2006 and fiscal year 2005:

	2006	2005
Audit Fees	$725,770	$767,925
Audit-related fees	73,750	22,000
Tax fees	59,740	45,031
All other fees	—	—

The amounts shown for audit fees were primarily for the audit of Cox Radio’s consolidated financial statements, the audit of management’s report on internal control over financial reporting, quarterly reviews of consolidated interim financial information, and financial accounting and Securities and Exchange Commission advisory services arising in connection with the audits or quarterly reviews. The amounts shown for audit-related fees were for financial accounting and Securities and Exchange Commission advisory services arising in connection with matters outside the scope of the audits or quarterly reviews, Sarbanes-Oxley Section 404 attestation review, and employee benefit plan audits. The amounts shown for tax fees were for income tax compliance assistance and consultation, and income tax planning and research.

The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent registered public accounting firm, serving as independent auditor, are pre-approved prior to the engagement to perform such services. Pre-approval is generally provided annually, and any pre-approval is detailed as to the particular service or category of services and is generally limited by a maximum fee amount. The independent registered public accounting firm, serving as independent auditor, and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm, serving as independent auditor, in accordance with this pre-approval, and the fees for the services performed to date. The policy sets forth certain limited circumstances in which the Audit Committee delegated or may delegate its pre-approval authority to the Chairman or any other member of the Audit Committee, and any approvals made pursuant to this delegated authority normally will be reported to the Audit Committee at its next meeting. None of the services described in the preceding paragraph were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Exchange Act.

Audit Committee Report

In connection with the December 31, 2006 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditor the matters required by Statement on Auditing Standards No. 61, as amended; and (3) received and discussed with the independent auditor the matters required by Independence Standards Board Standard No. 1, and discussed with the independent auditor the independent auditor’s independence, including a consideration of the compatibility of non-audit services with such independence. Based upon these reviews and discussions, the Audit Committee has recommended that the Board of Directors include the audited financial statements in Cox Radio’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2006, referred to as the 2006 10-K.

Paul M. Hughes (Chairman)

Juanita P. Baranco

Nicholas D. Trigony

Director Nominating Procedures

The Board of Directors oversees the identification and consideration of candidates for membership on the Board of Directors, and each member of the Board of Directors participates in this process. It is the view of the Board of Directors that this function has been performed effectively by the Board of Directors, and that it is appropriate for Cox Radio not to have a separate nominating committee or charter for this purpose.

Qualifications and Evaluation of Director Candidates

A variety of methods may be utilized to identify candidates for membership on the Board of Directors, including recommendations from current members of the Board of Directors or management, or nominations from stockholders as discussed below. The nomination of director nominee Nick W. Evans, Jr. was recommended by a non-management member of the Board of Directors. Additionally, from time to time Cox Radio may receive information regarding prospective candidates for membership on the Board of Directors from professional search firms.

When evaluating candidates for membership on the Board of Directors, the Board considers a number of factors, including:

•	business expertise and skills;

•	understanding of Cox Radio’s business and industry;

•	judgment and integrity;

•	educational and professional background; and

•	commitments to other businesses and responsibilities.

Nomination of Director Candidates

Under Cox Radio’s certificate of incorporation, nominations for election to membership on the Board of Directors can be made only by or at the direction of the Board of Directors, or by a stockholder in connection with a meeting of stockholders. Candidates recommended by stockholders pursuant to the procedures specified in Cox Radio’s certificate of incorporation will be considered. Cox Radio’s certificate of incorporation provides that stockholders must comply with the notice provisions specified in the certificate of incorporation. If a stockholder wishes to recommend a director for election at an annual meeting of stockholders, the nomination must be received not more than 60 days nor less than 30 days prior to the meeting. It is anticipated that Cox Radio’s 2008 Annual Meeting of Stockholders will be held during April or May of 2008, and any stockholder wishing to recommend a director for nomination should contact the Corporate Secretary of Cox Radio after January 1, 2008 to obtain the anticipated meeting date and nomination deadlines. The nomination must contain certain information about the stockholder and the nominee, as more fully set forth in Cox Radio’s certificate of incorporation. You can obtain a copy of the full text of these provisions of Cox Radio’s certificate of incorporation by writing to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Cox Radio’s certificate of incorporation does not require Cox Radio to include information about any such nominee in the proxy statement or form of proxy that we distribute in connection with such meeting.

Communications to the Board of Directors

Individuals, including stockholders, may send communications directly to the Board of Directors by writing to: Cox Radio, Inc., Corporate Secretary (ATTN: Board of Directors), 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Communications intended for Cox Radio’s non-management directors should be addressed to Cox Radio, Inc., Corporate Secretary (ATTN: Board Non-Management Directors), 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Depending on the subject matter of the communication, it may be forwarded to the director(s) to whom it is addressed, handled directly by management, or not forwarded if it is primarily commercial in nature, if it relates to an improper or irrelevant topic, or if it requires investigation to verify its content. Communications not forwarded to the Board of Directors or the non-management directors will be retained and made available to the addressee upon request.

The Audit Committee of the Board of Directors has established a procedure for the receipt, retention, and treatment of complaints regarding Cox Radio’s accounting, internal accounting controls, or auditing matters. Any such complaints can be submitted in writing to the Compliance Officer (ATTN: Legal Department), Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

Director Attendance at Annual Meetings

All directors are encouraged to attend the annual meeting, and each director attended Cox Radio’s 2006 Annual Meeting of Stockholders.

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that cover areas such as director responsibilities and qualifications, management succession, and board committees. A copy of these Principles is available on Cox Radio’s website, at http://www.coxradio.com, or a printed copy can be obtained by writing to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

Compensation of Directors

The directors who are not employed by Cox Radio or its affiliates (Paul M. Hughes, Juanita P. Baranco, Nicholas D. Trigony, G. Dennis Berry, effective January 1, 2007, and, if elected, director nominee Nick W. Evans, Jr.) are paid an annual retainer of $35,000, which recognizes the overall level of commitment required for service on the Board of Directors. In addition, these directors are reimbursed for expenses and receive a meeting fee of $1,000 for every Board meeting and committee meeting attended. Compensation for the directors who are not employed by Cox Radio or its affiliates is established by the Board of Directors under the Cox Radio, Inc. Restricted Stock Plan for Non-Employee Directors. The annual retainer fee is paid one half in cash, and one half in shares of Class A Common Stock pursuant to the Restricted Stock Plan for Non-Employee Directors. Awards under the Restricted Stock Plan for Non-Employee Directors generally are granted as of the date of the annual meeting of stockholders and vest on the fifth anniversary of the grant date. Cox Radio believes that the equity component of the annual retainer serves to align these directors’ interests more directly with those of Cox Radio’s stockholders.

The Class A Common Stock issued under the Restricted Stock Plan for Non-Employee Directors is subject to certain restrictions and forfeitures prior to the expiration of the period ending five years after the date of the grant of the award or, if earlier, the date of death or disability in certain circumstances. The maximum total number of shares of Class A Common Stock that may be granted under the Restricted Stock Plan for Non-Employee Directors is 75,000. The directors of Cox Radio who are employed by Cox Radio or its affiliates do not receive any compensation for serving on the Board of Directors.

The following table provides information concerning the compensation received by those Cox Radio directors who received compensation for service as directors during fiscal year 2006.

Names (a)	Fees Earned or Paid in Cash	Stock Awards (b)(c)	Total
Juanita P. Baranco	$27,500	$9,248	$36,748
Paul M. Hughes	$27,500	$9,248	$36,748
Nicholas D. Trigony	$27,500	$9,248	$36,748

(a)	Messrs. Kennedy, Berry, Hayes, Neil, Morgan and Ferguson are not included in this table as they received no compensation during 2006 for service as a director of Cox Radio. The compensation received by Messrs. Neil, Morgan and Ferguson as employees of Cox Radio is shown in the Summary Compensation Table.

(b)	Consists of shares issued under the Restricted Stock Plan for Non-Employee Directors. The aggregate number of shares held by the directors named in the table as of December 31, 2006 pursuant to awards under the Restricted Stock Plan are as follows: Juanita P. Baranco 3,188; Paul M. Hughes 7,701; and Nicholas D. Trigony 4,650.
(c)	Represents the amounts recognized by Cox Radio as expense in its 2006 financial statements, calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123, as revised (SFAS 123R). Each of the directors named in the table received an award of 1,184 shares of restricted stock with a grant date fair value of $17,511. The assumptions used by Cox Radio in calculating these amounts are set forth under Note 12 of the Notes to Consolidated Financial Statements included in the 2006 10-K.

Code of Conduct

Cox Radio has adopted a code of business conduct and ethics that covers all directors, officers, and employees. A copy of this code is available on Cox Radio’s website, at http://www.coxradio.com, or a printed copy can be obtained by writing to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

Cox Radio has also adopted a Code of Ethics for Senior Financial Officers, which applies to Cox Radio’s chief executive officer, chief financial officer, controller, and principal accounting officer. A copy of this code is available on Cox Radio’s website, at http://www.coxradio.com, or a printed copy can be obtained by writing to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Any amendments to this code, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on Cox Radio’s website.

Executive Officers

Certain information about the executive officers of Cox Radio who are not directors is set forth below. Executive officers of Cox Radio are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Neil O. Johnston, 41, Vice President and Chief Financial Officer, has served as Cox Radio’s Chief Financial Officer since September 2000. Prior to that, Mr. Johnston served as Vice President of Development for Cox Broadcasting from January 2000 to September 2000, and as Controller of Cox Radio from 1998 through December 1999. Mr. Johnston joined Cox Enterprises in 1996 as Manager of Financial Reporting. Mr. Johnston holds an M.B.A. from the Wharton School of the University of Pennsylvania, and holds degrees in finance, accounting and information systems from Georgia State University and the University of Cape Town (South Africa). He is a certified public accountant and a chartered accountant.

Richard A. Reis, 53, has served as Group Vice President of Cox Radio since April 1997. Previously, he was a Director and Group Vice President of NewCity Communications, Inc. since its organization in 1986. From 1983 to 1984, he served as Vice President of the Broadcasting Company, then a subsidiary of Katz Broadcasting Company, Inc., becoming Group Vice President in 1984. He was General Manager of WFTQ-AM and WAAF-FM (Worcester, Massachusetts) from 1981 and 1983, respectively, to 1989. Since 1989, he has served as General Manager of WDBO-AM and WWKA-FM (Orlando, Florida) and of WCFB-FM (Orlando, Florida) since 1992. Since July 1996, Mr. Reis has served as Group Vice President of Cox Radio’s Orlando, Florida radio stations (WDBO-AM, WWKA-FM, WCFB-FM, WHTQ-FM, WMMO-FM, and WPYO-FM).

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about Cox Radio’s equity compensation plans as of December 31, 2006. All outstanding awards relate to the Class A Common Stock.

	A		B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	6,526,924	(a)	$21.78	(a)	3,638,847	(b)
Equity compensation plans not approved by security holders	—		—		—
Total	6,526,924		$21.78		3,638,847

(a)	Consists of stock options outstanding under the Cox Radio, Inc. Amended and Restated Long-Term Incentive Plan (referred to as the LTIP). Does not include purchase rights accruing under the Cox Radio, Inc. 2006 Employee Stock Purchase Plan as the number of shares issuable and exercise price under that plan will not be determinable until June 30, 2008. Does not include 868,489 shares of restricted stock that have been awarded under the LTIP or 20,052 shares of restricted stock that have been awarded under the Cox Radio, Inc. Restricted Stock Plan for Non-Employee Directors.
(b)	Includes 500,000 shares of Class A Common Stock reserved for the issuance under the Cox Radio, Inc. 2006 Employee Stock Purchase Plan, and 54,948 shares of Class A Common Stock reserved for issuance under the Cox Radio, Inc. Restricted Stock Plan for Non-Employee Directors. The LTIP had 3,083,899 shares available as of December 31, 2006, which, under the terms of the plan, can be granted in various forms of equity-based incentive compensation including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance shares and awards consisting of combinations of such incentives.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year, which ended December 31, 2006. This discussion primarily focuses on compensation for 2006, but we also describe actions taken before or after 2006 in instances where it would enhance the understanding of our executive compensation program. The components of the compensation program described in this discussion apply to the chief executive officer and to each of the other named executive officers.

The Compensation Committee of the Board of Directors oversees the design and administration of our executive compensation program. The program consists primarily of three components:

•	base salary;

•	annual incentive awards; and

•	long-term incentive awards.

Other components of compensation include certain benefits and perquisites such as life, health and disability insurance, a qualified defined benefit pension plan, a 401(k) defined contribution plan, a non-qualified deferred compensation plan, a non-qualified supplemental retirement plan, and a company car or vehicle allowance program.

Objectives and Philosophy

The key objectives of Cox Radio’s executive compensation program are to:

•	attract and retain qualified executives who contribute to Cox Radio’s success by their leadership and effectiveness; and

•	motivate executives to deliver exceptional financial and operating performance by providing meaningful variable pay opportunities.

Cox Radio believes its stockholders benefit from an executive compensation program that is competitive with industry standards, variable with annual and long-term performance, and focused on stockholder value. Compensation components are structured to attract, retain and motivate Cox Radio’s executives and are allocated in a manner that is intended to be complementary. Our executives are attracted and retained by meaningful and predictable levels of fixed compensation through base salary and a competitive benefits package, and are motivated to deliver exceptional short-term results through annual incentive awards, and exceptional long-term results through long-term incentive awards and long-term stock ownership, which also serve to retain key executives. Base salary is established with reference to competitive salary data and annual incentives are targeted as a percentage of base salary, as discussed below. Long-term incentive awards are granted at levels based on a multiple of total annual cash compensation, with payouts determined by company performance or stock price growth over time, as discussed below.

We believe a substantial portion of total compensation should be at risk, based on Cox Radio’s financial and operational performance, and that the at-risk components should be progressively greater for higher-level positions. We strive to allocate short-term and long-term variable compensation opportunities in a way that reflects each executive’s role in achieving short-term operational and financial results as well as long-term strategic goals. Cox Radio’s compensation program seeks to incent executives to achieve sustained excellent performance by including components with a long-term performance focus, such as performance unit awards, and long-term stock retention requirements.

Role of Consultants and Cox Radio Executives

The Cox Enterprises Human Resources Department advises the Compensation Committee and implements the administrative functions of Cox Radio’s executive compensation program. Generally Cox Radio’s executives are not involved in these functions in any significant way, except that the Chief Executive Officer of Cox Radio approves the base salary and annual incentive compensation for the other named executive officers. Cox Radio executives have not been involved in establishing the grant dates for equity awards.

Cox Enterprises engages the services of the consulting firm of Towers Perrin to assist with strategy and design recommendations for executive compensation and benefit programs. Compensation plans and compensation levels are developed by reviewing competitive compensation data provided in the Towers Perrin Media Industry Survey, which in 2006 comprised compensation information from approximately 120 media industry organizations, including a significant number of companies with radio and broadcasting operations. The Cox Enterprises Human Resources Department uses select data from this survey to develop recommendations based on an examination of compensation levels at companies with which Cox Radio competes for talent in the marketplace. Depending on the position, the relevant group of companies varies from radio broadcasting companies to general media industry companies. Where necessary, survey information is supplemented by proxy statement analysis and other sources that also may represent a range of companies throughout the media industry, again depending on the position. We do not benchmark compensation against a finite and static group of companies; instead we benchmark compensation against the relevant companies in the Towers Perrin media survey, which may change slightly from year to year and may vary depending on the position.

Accounting and Tax Considerations

SFAS 123R requires Cox Radio to incur compensation expense over the life of stock options and other stock-based awards. We consider and will continue to consider the effect of compensation expense in granting stock-based awards.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to our executive officers unless certain requirements are met. The intention of the Compensation Committee is to preserve the deductibility of compensation under Section 162(m) to the extent the Compensation Committee believes that doing so would be consistent with the best interests of Cox Radio and its stockholders. For example, awards under the Long-Term Incentive Plan generally are designed to qualify as deductible under Section 162(m), and we continue to evaluate the annual incentive plan to determine whether it becomes advisable to make modifications to that plan to qualify payments under the plan as deductible.

Base Salary

Cox Radio uses the 75th percentile of the competitive market pay data as the reference point in establishing salaries for its executives. Salary reviews for our named executive officers are conducted annually; salary changes are based on:

•	job scope and responsibilities;

•	length of service;

•	overall company financial and operational performance, including subjective factors;

•	overall individual performance, including subjective factors; and

•	competitive rates for similar positions as indicated by the Towers Perrin Media Industry Survey.

These factors are reviewed collectively, and no specific weighting is assigned. Taking these factors into account, Mr. Neil’s base salary for fiscal year 2006 was $649,000. In December 2006, the Compensation Committee approved a 2007 base salary of $675,000. Mr. Neil’s salary is moderately above the 75th percentile market reference point, which is considered appropriate in light of Mr. Neil’s performance and long tenure.

The base salaries of the other named executive officers were reviewed and approved by Mr. Neil based on the factors listed above, and are slightly above the 75th percentile market reference point.

Annual Incentive Awards

Annual incentives provide an opportunity for our executives to receive compensation that varies based on the level of performance achieved over an annual period. The annual incentive program is designed to reward collective and individual contributions to Cox Radio’s financial and operating performance.

Annual incentive targets are set as a percentage of base salary based on job responsibility and competitive market pay data, such that total compensation (base salary plus annual incentive award) approximates the 75th percentile of the competitive market pay data when overall performance is between pre-determined target and maximum objectives. Annual incentive targets and maximums are disclosed in the table on page 16 of this Proxy Statement.

Actual annual incentive awards are based on an assessment against pre-established goals for Cox Radio’s overall financial performance for the year, regional financial performance for which the executive officer is responsible, and for the executive officer’s individual performance. Cox Radio determines target financial performance each year at both the overall company and regional level relative to the expectations we set in our annual business plans and compared to the performance of our key competitors over one-year and multi-year periods. The key measure we use is operating cash flow, which is defined as net revenues less cost of services, selling, general and administrative expense, and corporate general and administrative expenses, adjusted for non-cash compensation expense and certain adjustments to provide a consistent year-over-year comparison.

In addition, at the beginning of each year, individual performance objectives are established for each executive officer, which are used to measure individual performance. For any given performance year, actual annual incentive payouts may range from zero to 200 percent of target based on company, regional, and individual performance. The named executive officers who were employed by Cox Radio at year-end, including the Chief Executive Officer, participated in and received payments for 2006 under the annual incentive program. Participation in the annual incentive program is limited to a group of executives, including the named executive officers, who have a material impact on Cox Radio’s performance.

The annual cash incentive opportunities for the named executive officers for 2006 were as follows:

	Target Performance		Maximum Performance
Name	Percent of Salary	Amount	Percent of Salary	Amount
Robert F. Neil	60%	$389,400	120%	$778,800
Marc W. Morgan	45%	$215,595	90%	$431,191
Richard A. Reis	40%	$154,266	80%	$308,532
Neil O. Johnston	40%	$117,022	80%	$234,044
Richard A. Ferguson	—	—	—	—

The “minimum” goal is set at a level below which there will be no payment of an incentive award. The “target” goal is set above the minimum to reflect a targeted level of performance. The “maximum” goal reflects an ambitious level of performance which would only be attainable in an outstanding year. The Bonus column of the Summary Compensation Table discloses the 2006 annual incentive amounts earned by the named executive officers, and in all cases, except for Mr. Ferguson, the amount was slightly above target. Mr. Ferguson had a target annual incentive performance opportunity of 45 percent of salary, and a maximum opportunity of 90 percent of salary; however, no 2006 annual incentive was paid to Mr. Ferguson due to his retirement on May 31, 2006.

For all executives, the financial performance component is an objective calculation based on predetermined goals; however, the achievement of individual goals (including individual performance) can involve a subjective assessment, which is done in the case of Mr. Neil, by the Compensation Committee, and in the case of Cox Radio’s other executive officers, by Mr. Neil. Cox Radio typically does not make discretionary adjustments to annual incentive awards to reduce or increase the size of the award, and no such adjustments were made for 2006. However it is permissible for such awards to be subject to adjustment by the Compensation Committee, in the case of Mr. Neil, or by Mr. Neil, in the case of Cox Radio’s other executive officers.

Mr. Neil’s 2006 annual incentive compensation was determined on the basis of Cox Radio’s overall financial performance, which was weighted as eighty percent of total criteria, and Mr. Neil’s individual performance in the areas of sustaining ratings, and developing incremental Internet revenue, which was weighted as twenty percent of total criteria. Mr. Morgan’s 2006 annual incentive compensation was determined on the basis of overall financial performance, which was weighted as eighty percent of total criteria, and his individual performance in areas including oversight of operational systems and market reviews, which was weighted as twenty percent. Mr. Reis’s 2006 annual incentive compensation was determined on the basis of regional financial performance, which was weighted as sixty percent of total criteria, overall financial performance, which was weighted as twenty percent, and his individual performance in areas including sustaining ratings in Florida markets and incremental Internet revenue in those markets, which was weighted as twenty percent. Mr. Johnston’s 2006 annual incentive compensation was determined on the basis of overall financial performance, which was weighted as eighty percent of total criteria, and his individual performance in areas including effectiveness of financial systems and review of the internal traffic management system, which was weighted as twenty percent.

Long-Term Incentive Awards

Long-term incentive awards provide an opportunity for our executives to receive compensation that varies based on the level of performance achieved over a multi-year period. Cox Radio believes in aligning the interests of its executives with those of stockholders by granting long-term incentive awards focusing on long-term value creation as measured through both stock price and financial results. Long-term incentive awards promote creation of long-term value, aid in retention of our executive talent, and provide executive officers with a competitive long-term incentive opportunity, targeted at the 75th percentile of the competitive market place.

Long-term incentive awards generally are made annually to executive officers through grants which may include a mixture of non-qualified stock options, restricted stock, and performance awards. Prior to 2005, stock options were a significant component of Cox Radio’s long-term incentive program, and stock options that have not expired or been forfeited remain outstanding. Beginning in 2005 and continuing through 2006, the Compensation Committee approved a long-term incentive award format for executive officers that consists of a mix of stock-based awards and performance awards. For 2006, the total value of the long-term incentive awards was allocated seventy percent to performance units, and thirty percent to restricted stock.

Each type of long-term award presents exposure to downside performance risk, insofar as performance award targets may not be achieved and stock price declines would cause stock options, restricted stock and stock owned by the executive to be less valuable. Cox Radio does not have a policy forbidding the hedging of economic risk of ownership of Cox Radio securities, but any hedging is strongly discouraged, due to the reality or perception that such hedging arrangements may create a lack of alignment with Cox Radio’s stock price.

Long-term incentive awards are subject to forfeiture in the event the executive is terminated for cause, in which case all long-term awards, both vested and unvested, will be forfeited. Cox Radio has not established specific guidelines for the disgorgement of bonuses or profits from the sale of Cox Radio securities in the event of a restatement of financial statements, but Cox Radio abides in all instances by the relevant statutory and regulatory provisions governing this topic, including Section 304 of the Sarbanes-Oxley Act of 2002.

Performance Units.    Cox Radio believes in granting long-term incentive awards focusing on long-term value creation as measured through both stock price and financial results. Accordingly, the Compensation Committee has provided for a portion of executive long-term incentive awards to consist of awards of performance units. These awards are designed to increase in value based on Cox Radio’s long-term performance, and are denominated as a number of units which are multiplied by the percentage increase (represented as a whole number) in Cox Radio’s financial performance over a five-year period. Performance award payouts are determined using a calculation based on operating cash flow and debt. For performance awards made during 2006, the percentage increase through December 31, 2006 was 4.7 percent. Performance awards result in a cash cost to Cox Radio at the time of any payout due to the cash component of the award.

Restricted Stock.    Awards of restricted shares of Cox Radio’s Class A Common Stock were made during 2006 and are made from time to time to the named executive officers. Awards of performance-based restricted stock were made during 2004 after Cox Radio had achieved certain pre-established performance criteria. These restricted stock awards become fully vested five years after the date of grant, and if the executive terminates employment with Cox Radio, any unvested shares of restricted stock are forfeited.

Stock Options.    Stock options permit the holder to buy Cox Radio stock at a specific price during a specific period of time. As the price of Cox Radio stock rises, the option increases in value. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better Cox Radio performance and enhanced stock value. Annual awards of stock options were granted from the time Cox Radio became publicly traded in 1996 through 2005, with an exercise price equal to the market price of Cox Radio’s Class A Common Stock at the time of award. In 2006, the Compensation Committee switched to a long-term incentive award format that did not include stock options and as a result no stock option awards were made during 2006 to Cox Radio employees, including the executive officers. On October 31, 2005, the Compensation Committee approved the acceleration of the vesting of all of Cox Radio’s unvested “out of the money” stock options granted under the LTIP from January 2001 through October 31, 2005. Unvested stock option awards with respect to approximately 4.7 million shares of Class A Common Stock were subject to this vesting acceleration. However, the Compensation Committee left the exercise date of these options, and all other terms of the awards, unchanged. The purpose of accelerating the vesting of these options was to allow Cox Radio to avoid recognition of compensation expense associated with these options in future periods as the exercise prices exceeded the market value of the underlying stock on October 31, 2005.

The long-term incentive awards made to the named executive officers for 2006 are described in the Summary Compensation Table and the Grants of Plan-Based Awards table.

Executive Stock Retention

Cox Radio believes that executives should retain a sufficient stock ownership position to align their interests with the interests of Cox Radio’s stockholders. Prior to 2004, Cox Radio utilized stock ownership guidelines; however, in 2004 the Compensation Committee determined to structure certain long-term incentive awards to require a level of stock retention, and therefore discontinued the ownership guidelines. Restricted stock awards made during 2004 require the named executive officers to retain sixty percent of the shares granted as long as the named executive officer remains employed by Cox Radio or its affiliates. Restricted stock awards made during 2005 require the named executive officers to retain thirty percent of the shares granted as long as the named executive officer remains employed by Cox Radio or its affiliates. Performance awards generally are paid in cash; however, Cox Radio has the right to require that a portion of each award payout be made and held in the form of Cox Radio stock, to further align executives with Cox Radio’s stockholders, and transfer restrictions require executives to retain these shares at all times while the executive remains employed by Cox Radio or its affiliates. The determination of the percentage of the award to be settled in stock is made at the time of the award payout by the Compensation Committee based on the recommendation of, and consultation with, the Cox Enterprises Human Resources Department. For performance awards made in 2005 and 2006, it is the intention of the Compensation Committee that sixty percent of any payout be paid in Cox Radio stock. Once each year the executive can request to sell a portion of these shares, in an amount not to exceed twenty-five percent of the number of shares held at the end of the preceding year.

Stock-Based Award Practices

All stock-based awards, including stock options, are made under the Long-Term Incentive Plan. The Long-Term Incentive Plan generally does not permit stock option grants at prices below the fair market value on the date of grant, and in no case have any stock option grants ever been made with an exercise price below the fair market value on the date of grant. Cox Radio’s practice has been to make stock-based awards once per year on a fixed annual grant date. From 1998 through 2002, the grant date was January 1st or the nearest trading date thereafter. Beginning in 2003, the grant date has been March 15th or the nearest trading date thereafter. A small number of interim grants have been made from time to time to employees for reasons such as hiring, promotion, or administrative corrections. In 2006, following the annual March 15, 2006 restricted stock awards, it was realized that the number of shares granted under such awards was slightly less than the intended award amount, so a supplemental award was approved on April 11, 2006 in order to bring the amount of the total restricted stock award to approximately thirty percent of the total long-term incentive award value.

All stock-based awards to the executive officers of Cox Radio are reviewed and approved by the Compensation Committee of the Board of Directors. All other stock-based awards under the Long-Term Incentive Plan are reviewed and approved by a Management Committee under authority delegated by the Compensation Committee. The Compensation and Management Committees typically approve awards within one week prior to the fixed grant date of the award, to facilitate accurate administration and record-keeping.

Cox Radio does not have any program, plan or practice to time stock-based awards to its executives in coordination with the release of material non-public information. Cox Radio does not set the grant date of its stock-based awards to new executives in coordination with the release of material non-public information, and does not time, nor does it plan to time, its release of material non-public information for the purpose of affecting the value of executive compensation.

Change in Control and Severance Benefits

There are no individual change in control or severance agreements for any of the executive officers of Cox Radio. The Long-Term Incentive Plan contains a double-trigger provision for the accelerated vesting and exercisability of awards if there is a change in control combined with a termination of employment without good cause. Similarly, awards to executive officers under the annual incentive program, which normally are contingent upon employment through the end of the year, may be payable in the event of a change in control and termination of employment. These provisions, along with other items that would be payable in the event of termination of employment for various reasons, including a change in control, are more fully described below under Employment Agreements and Potential Payments Upon Termination or Change in Control.

Retirement and Other Benefits

Cox Enterprises Pension Plan.    Prior to Cox Radio’s initial public offering in 1996, substantially all full and part-time employees were eligible to participate in the Cox Enterprises Pension Plan. As of January 1, 1997, no new employees were eligible to participate in this Pension Plan, although participation was grandfathered for existing employees as of that date. Beginning January 1, 2007, Cox Radio reinstated full participation in the Pension Plan and full and part-time employees working 1,000 hours or more are eligible to participate.

The Pension Plan is funded through a tax-exempt trust, into which contributions are made by Cox Enterprises as necessary based on an actuarial funding analysis. Cox Radio reimburses Cox Enterprises for the annual Statement of Financial Accounting Standards No. 87 pension expense attributable to Cox Radio employees. The Pension Plan provides for the payment of benefits upon retirement, early retirement, death, disability, and termination of employment. Participants become vested in their benefits under the Pension Plan after completing five years of vesting service. Pension Plan benefits are determined under a formula based on a participant’s final average compensation, years of benefit service (up to a maximum of thirty years), and estimated Social Security benefit at age 65. The calculation of the monthly benefit is illustrated as follows:

[1.75% x final average compensation x benefit service years] minus [1.67% x Social Security benefit x benefit service years]

Normal retirement age is 65 with five years of vesting service, and early retirement can be taken at age 55 with ten years of vesting service. If early retirement is taken, the benefit is reduced by four percent for each year between normal retirement date and the date of retirement. Of the named executive officers, Mr. Neil, Mr. Morgan, Mr. Johnston, and Mr. Reis are participants in the Pension Plan, and Mr. Morgan is eligible for early retirement benefits under the Pension Plan.

Cox Executive Supplemental Plan.    Senior executives of Cox Enterprises and its affiliates participate in the Cox Executive Supplemental Plan, a non-qualified defined benefit pension plan providing supplemental retirement benefits. Of the named executive officers, Mr. Neil, Mr. Morgan, and Mr. Johnston are participants in this plan. The Executive Supplemental Plan monthly benefit formula, payable at retirement, either at age 65 or at any time on or after age 60 with at least 20 years of service, is 2.5 percent of a participant’s final average compensation, multiplied by the participant’s years of benefit service. The benefit may not exceed 50 percent of a participant’s final average compensation at retirement. If early retirement is taken, the benefit is reduced 4 percent per year to reflect the earlier commencement date. The executive’s retirement benefit is calculated under both the Pension Plan and the Executive Supplemental Plan, and the plan calculation which affords the higher benefit is used. If the higher benefit is payable under the Executive Supplemental Plan, then the executive would receive the benefit payable under the Pension Plan, plus the amount by which the benefit calculated under the

Executive Supplemental Plan exceeds the benefit payable under the Pension Plan. The Executive Supplemental Plan is not funded currently by Cox Enterprises. Cox Radio will make annual payments to Cox Enterprises arising from its employees’ participation in this plan as benefits are paid to these employees, and such benefits will be paid from the general funds of Cox Enterprises.

Cox Enterprises Savings and Investment Plan.    Substantially all full and part-time Cox Radio employees working at least twenty hours per week are eligible to participate in the Cox Enterprises Savings and Investment Plan, a tax-qualified defined contribution retirement savings plan. Cox Radio provides a matching contribution in the amount of 50 cents for every dollar of employee contribution up to six percent of eligible pay, for a maximum match of three percent of eligible pay, not to exceed $6,000. All contributions to the Savings and Investment Plan, including matching contributions, are fully vested. All the named executive officers participated in the Savings and Investment Plan during 2006.

Cox Radio Restoration Plan.    The Cox Radio Savings Plus Restoration Plan is a non-qualified retirement savings plan under which Cox Radio may credit any amounts in excess of the maximum contribution for the Savings and Investment Plan allowed by the Internal Revenue Service, up to a maximum contribution (when combined with the Savings and Investment Plan) of fifteen percent of eligible pay. The Restoration Plan is not funded currently by Cox Radio. Cox Radio provides a matching contribution in the amount of 50 cents for every dollar of employee contribution up to six percent of eligible pay, for a maximum match of three percent of eligible pay, not to exceed $6,000. If the maximum match was provided under the Savings and Investment Plan, no additional match is provided under the Restoration Plan. All the named executive officers participated in and made contributions to the Cox Radio Restoration Plan during 2006.

Cox Enterprises Restoration Plan and Executive Restoration Plan.    The Cox Enterprises Savings Plus Restoration Plan is a non-qualified retirement savings plan maintained by Cox Enterprises for the benefit of employees of Cox Enterprises and its affiliates, including Cox Radio. The terms of the Cox Enterprises Restoration Plan are substantially identical to those of the Cox Radio Restoration Plan. The Cox Enterprises Executive Savings Plus Restoration Plan is substantially similar to the Cox Enterprises Restoration Plan, except that participation is limited to certain highly-compensated executives of Cox Enterprises or its affiliates. Current contributions for the named executive officers, including contributions made during 2006, are now made solely to the Cox Radio Restoration Plan, however the named executive officers continue to maintain historical balances and continue to accrue earnings under the Cox Enterprises Restoration Plan and the Cox Enterprises Executive Restoration Plan.

Perquisites and Employee Benefits

Cox Radio executives, including the named executive officers, also receive certain perquisites and employee benefits such as health, life and disability insurance benefits, reimbursement of club dues, and a company car or vehicle allowance. Cox Radio believes that these perquisites and benefits are reasonable and consistent with its overall compensation program, and are intended to promote health, wellness, convenience, security and financial protection in the event of illness, injury, disability or death. The value of these perquisites, and the incremental costs of these benefits, for 2006 that are attributable to the named executive officers are described in more detail in the All Other Compensation column of the Summary Compensation Table.

Substantially all full-time Cox Radio employees are eligible for life, health, and disability insurance through the Cox Enterprises Flex Benefits Plan, and each of the named executive officers participated in these benefits during 2006. Benefits and allocations under the Flex Benefits Plan are calculated and provided on a non-discriminatory basis to the named executive officers and to plan participants generally.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the one-year period ended December 31, 2006 concerning the total compensation earned by, or awarded to, the Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated executive officers of Cox Radio. We have included one executive officer, Mr. Ferguson, who retired on May 31, 2006, but for whom disclosure would have been required had he been employed as of December 31, 2006. As of January 31, 2007, there are only four Cox Radio executive officers for whom disclosure would be required.

Name & Principal Position	Year	Salary	Bonus	Stock Awards (a)	Non-Equity Incentive Plan Compensation		Change in Pension Value & Nonqualified Deferred Compensation Earnings (b)	All Other Compensation (c)(d)	Total
Robert F. Neil President & Chief Executive Officer	2006	$649,000	$389,919	$160,272	—		$234,017	$15,659	$1,448,867

Marc W. Morgan Executive Vice President & Chief Operating Officer	2006	$479,101	$237,251	$251,236	—		$196,649	$30,305	$1,194,542

Richard A Reis Group Vice President	2006	$385,665	$174,706	$77,428	—		$1,922	$20,580	$660,301

Neil O. Johnston Vice President & Chief Financial Officer	2006	$292,556	$128,959	$40,569	—		$61,879	$18,308	$542,271

Richard A. Ferguson Former Executive Vice President	2006	$103,500	—	$97,416	$49,530	(e)	$18,390	$184,843	$453,679

(a)	Represents the amounts recognized by Cox Radio as expense in its 2006 financial statements, calculated in accordance with the provisions of SFAS 123R. The assumptions used by Cox Radio in calculating these amounts are set forth under Note 12 of the Notes to Consolidated Financial Statements included in the 2006 10-K.
(b)	Amounts attributable to change in pension value are as follows: Mr. Neil, $225,560; Mr. Morgan, $192,658; and Mr. Johnston, $58,727. Amounts attributable to above market earnings on deferred compensation amounts were as follows: Mr. Neil, $8,457; Mr. Morgan, $3,991; Mr. Reis, $1,922; Mr. Johnston, $3,152; and Mr. Ferguson, $18,390.
(c)	All other compensation for the named executive officers consists of the following:

Name	Perquisites & Other Personal Benefits	Payments / Accruals on Termination Plans	Registrant Contributions to Defined Contribution Plans	Insurance Premiums	Tax Reimbursements	Other		Total
Robert F. Neil	$8,018	—	$6,000	$1,641	—	—		$15,659

Marc W. Morgan	$20,544	—	$6,000	$3,761	—	—		$30,305

Richard A Reis	$12,810	—	$6,000	$1,770	—	—		$20,580

Neil O. Johnston	$11,883	—	$6,000	$425	—	—		$18,308

Richard A. Ferguson	$6,125	$132,164	$6,000	$2,114	—	$38,440	*	$184,843

*	Following Mr. Ferguson’s May 31, 2006 retirement, he entered into a consulting agreement with Cox Radio and, during 2006, he received consulting fees and expense reimbursements pursuant to such agreement in the amount of $38,440.

(d)	Includes the following perquisites for the named executive officers:

Name	Company Auto	Auto Allowance	Gas Allowance	Club Dues	Total
Robert F. Neil	$6,060	—	$540	$1,418	$8,018
Marc W. Morgan	—	$14,084	$540	$5,920	$20,544
Richard A. Reis	—	$12,270	$540	—	$12,810
Neil O. Johnston	$7,000	—	$540	$4,343	$11,883
Richard A. Ferguson	—	$5,900	$225	—	$6,125

(e)	Mr. Ferguson retired on May 31, 2006. Upon his retirement, all outstanding performance unit awards became 100% vested. He received gross payout amounts of $21,723 and $27,807 for awards granted on March 15, 2005 and April 21, 2005, respectively.

GRANTS OF PLAN BASED AWARDS

The following table sets forth certain information with respect to the non-equity incentive plan awards and restricted stock awards granted to the named executive officers during the year ended December 31, 2006.

Name	Grant Date (a)	Approval Date (b)	Performance Units Awarded	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (c)			All Other Stock Awards: (Number of Shares of Stock) (d)	Grant Date Fair Value (e)
				Threshold	Target	Maximum
Robert F. Neil	03/15/2006	03/13/2006	32,324	$840,424	—	—	28,061	$369,002
	04/11/2006	—	—	—	—	—	1,562	$20,540

Marc W. Morgan	03/15/2006	03/13/2006	15,456	$401,856	—	—	14,225	$187,059
	04/11/2006	—	—	—	—	—	588	$7,732

Richard A Reis	03/15/2006	03/13/2006	10,531	$273,806	—	—	9,213	$121,151
	04/11/2006	—	—	—	—	—	462	$6,075

Neil O. Johnston	03/15/2006	03/13/2006	6,863	$178,438	—	—	5,938	$78,085
	04/11/2006	—	—	—	—	—	350	$4,603

Richard A. Ferguson	03/15/2006	03/13/2006	—	—	—	—	—	—
	04/11/2006	—	—	—	—	—	—	—

(a)	As discussed in Compensation Discussion and Analysis—Stock-Based Award Practices, stock-based awards typically are made once per year on a fixed annual grant date. However, following the March 15, 2006 restricted stock awards, it was realized that the number of shares granted was slightly lower than the intended award amount. Accordingly, a supplemental award was approved on April 11, 2006.
(b)	The annual grant of restricted stock awards for 2006, effective March 15, 2006, was approved by the Compensation Committee on March 13, 2006, in order to facilitate record-keeping and communication to the recipients.
(c)

The Estimated Future Payouts Under Non-Equity Incentive Plan Awards section discloses information regarding performance unit awards granted under the LTIP on March 15, 2006. Performance awards increase in value based on Cox Radio’s operating performance, and are denominated as a number of units which are multiplied by the percentage increase (represented as a whole number) in Cox Radio’s financial performance over a five-year period using a calculation based on operating cash flow and debt. The threshold amount assumes that the level of appreciation in Cox Radio’s operating performance achieved from 2005 to 2006 is equaled in each of the years related to the performance awards. There are no target or maximum award levels related to the performance awards. These awards vest over a five-year period, with 60% vesting on December 31, 2008, 80% vesting on December 31, 2009, and 100% vesting on

December 31, 2010. However, no payments are made to active executive officers until the awards are fully vested on December 31, 2010. Payment generally is made in cash, however Cox Radio has the right to require that a portion of the award be paid in the form of Class A Common Stock.

(d)	Amounts represent grants of restricted stock awarded on March 15, 2006 and April 11, 2006 under the LTIP. The awards will 100% cliff vest on March 15, 2011.
(e)	The amounts disclosed represent the grant date fair value of the restricted stock awarded.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information about outstanding equity awards held by the named executive officers as of December 31, 2006.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (a)
Robert F. Neil	31,334	—		$13.92	1/1/2009	54,073	(g)(h)(i)	$881,390
	100,275	—		$31.66	1/3/2010
	121,335	—		$21.81	1/2/2011
	134,832	33,708	(c)	$24.66	1/2/2012
	100,314	66,876	(d)	$20.90	3/18/2013
	—	101,090	(e)	$21.30	3/15/2014
	—	91,860	(f)	$17.04	3/15/2015

Marc W. Morgan	42,000	—		$31.66	1/3/2010	29,163	(g)(h)(i)	$475,357
	50,000	—		$21.81	1/2/2011
	60,000	15,000	(c)	$24.66	1/2/2012
	55,386	36,924	(d)	$20.90	3/18/2013
	—	60,000	(e)	$21.30	3/15/2014
	—	85,005	(f)	$17.04	3/15/2015

Richard A Reis	27,375	—		$31.66	1/3/2010	20,505	(g)(h)(i)	$334,232
	33,000	—		$21.81	1/2/2011
	36,000	9,000	(c)	$24.66	1/2/2012
	40,896	27,264	(d)	$20.90	3/18/2013
	—	34,890	(e)	$21.30	3/15/2014
	—	58,725	(f)	$17.04	3/15/2015

Neil O. Johnston	2,193	—		$13.92	1/1/2009	13,418	(g)(h)(i)	$218,713
	17,000	—		$21.81	1/2/2011
	16,339	—		$22.51	3/1/2011
	734	—		$20.57	4/9/2011
	20,000	5,000	(c)	$24.66	1/2/2012
	18,516	12,344	(d)	$20.90	3/18/2013
	—	20,000	(e)	$21.30	3/15/2014
	—	36,780	(f)	$17.04	3/15/2015

Richard A. Ferguson (b)	37,335	—		$31.66	5/31/2007
	40,000	—		$21.81	5/31/2007
	45,000	—		$24.66	5/31/2007
	44,900	—		$20.90	5/31/2007
	25,000	—		$21.30	5/31/2007
	13,250	—		$17.04	5/31/2007
	19,000	—		$15.98	5/31/2007

(a)	Value is based on Cox Radio’s closing stock price on December 29, 2006, the last trading day of the fiscal year, of $16.30.
(b)	Upon his retirement, all of Mr. Ferguson’s outstanding stock option awards that were not already fully vested became 100% vested per the normal retirement provisions of Cox Radio’s award agreements. These options are exercisable through May 31, 2007 (one year from his retirement date).
(c)	Options vest 60% on January 2, 2005, 80% on January 2, 2006, and 100% on January 2, 2007.
(d)	Options vest 60% on March 18, 2006, 80% on March 18, 2007, and 100% on March 18, 2008.

(e)	Options vest 60% on March 15, 2007, 80% on March 15, 2008, and 100% on March 15, 2009.
(f)	Options vest 60% on March 15, 2008, 80% on March 15, 2009, and 100% on March 16, 2010.
(g)	Includes shares of restricted stock that vest 100% on March 15, 2009 in the following amounts: Mr. Neil, 17,450 shares; Mr. Morgan, 8,850 shares; Mr. Reis, 6,330 shares; and Mr. Johnston; 3,630 shares.
(h)	Includes shares of restricted stock that vest 100% on March 15, 2010 in the following amounts: Mr. Neil, 7,000 shares; Mr. Morgan, 5,500 shares; Mr. Reis, 4,500 shares; and Mr. Johnston, 3,500 shares.
(i)	Includes shares of restricted stock that vest 100% on March 15, 2011 in the following amounts: Mr. Neil, 29,623 shares; Mr. Morgan, 14,813 shares; Mr. Reis, 9,675 shares; and Mr. Johnston, 6,288 shares.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to the stock options exercised and restricted stock vesting for the named executive officers during the fiscal year ended December 31, 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert F. Neil	—	$—	—	—
Marc W. Morgan	216,252	$1,512,964	—	—
Richard A Reis	54,558	$240,786	—	—
Neil O. Johnston	—	$—	—	—
Richard A. Ferguson	—	$—	7,140	$101,674

PENSION BENEFITS

The following table describes the aggregate increase in actual value to the named executive officers of all defined benefit and actuarial plans accrued during the year ended December 31, 2006, which includes increase in value due to additional year(s) of service, compensation increases, gain in investment value, and interest. The valuation method used to quantify the present value of the current accrued value utilizes the following assumptions: for December 31, 2005, an interest rate equal to 5.75 percent, and the RP2000 mortality for males and females projected to 2006, with a white collar adjustment utilized for the Cox Executive Supplemental Plan; and for December 31, 2006, an interest rate equal to 6.00 percent, and the RP2000 mortality for males and females projected to 2006, with a white collar adjustment utilized for the Cox Executive Supplemental Plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Robert F. Neil	Cox Executive Supplemental Plan	20	$2,090,515
	Cox Pension Plan	20	$669,524
Marc W. Morgan (a)	Cox Executive Supplemental Plan	22	$1,927,028
	Cox Pension Plan	22	$1,096,323
Richard A. Reis (b)	—	—	—

Neil O. Johnston	Cox Executive Supplemental Plan	10	$255,275
	Cox Pension Plan	10	$84,015
Richard A. Ferguson (c)	—	—	—

(a)	Mr. Morgan is currently eligible for early retirement under both the Pension Plan and the Executive Supplemental Plan. The early retirement payment and benefit calculations applicable to these plans are described above under Compensation Discussion and Analysis—Retirement and Other Benefits.
(b)	Mr. Reis became eligible to participate in the Pension Plan effective January 1, 2007.
(c)	Mr. Ferguson was not eligible to participate in the Pension Plan or the Executive Supplemental Plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings, balances and distributions under the Cox Radio Savings Plus Restoration Plan, the Cox Enterprises Savings Plus Restoration Plan, and the Cox Enterprises Executive Savings Plus Restoration Plan, which we sometimes refer to collectively as the Restoration Plans.

Name	Executive Contributions in 2006 (a) to the Cox Radio Restoration Plan	Registrant Contributions in 2006	Aggregate Earnings in 2006 (b)				Aggregate Withdrawals / Distributions from the Cox Radio Restoration Plan		Aggregate Balance at December 31, 2006
	Cox Radio Restoration Plan		CEI Restoration Plan	CEI Executive Restoration Plan	Cox Radio Restoration Plan	Total	Cox Radio Restoration Plan		CEI Restoration Plan	CEI Executive Restoration Plan	Cox Radio Restoration Plan	Total
Robert F. Neil	$69,808	—	$37,977	$6,671	$5,452	$50,100	—		$595,738	$105,611	$116,737	$818,086

Marc W. Morgan	$29,625	—	$17,273	$4,004	$2,351	$23,628	—		$270,840	$63,385	$52,889	$387,114

Richard A. Reis	$20,121	—	$9,560		$1,835	$11,395	—		$150,170		$40,737	$190,907

Neil O. Johnston	$44,238	—	$15,511		$3,159	$18,670	—		$243,636		$64,271	$307,907

Richard A. Ferguson	$9,315	—	$101,961		$6,838	$108,799	$132,164	(c)	$1,601,552		$2,482	$1,604,034

(a)	The amounts reported as contributions for each of the named executive officers are also reported as compensation to such officer in the Salary and Bonus columns of the Summary Compensation Table.
(b)	The above-market portion of earnings for each plan is reported in footnote (b) to the Summary Compensation Table.
(c)	Consists of payments as a result of distributions pursuant to the Cox Radio Restoration Plan, as reported in the Summary Compensation Table and discussed under Potential Payments upon Termination or Change in Control.

Earning on amounts contributed to the Restoration Plans are calculated at an annual fixed rate of not less than five percent, which is established annually by the Management Committees of Cox Enterprises and Cox Radio. For 2006 the rate for each of the Restoration Plans was 6.75 percent. Additional information regarding the Restoration Plans, including information regarding types and limitation on eligible compensation and material terms regarding payouts and distributions, is described above under Compensation Discussion and Analysis—Retirement and Other Benefits, and below under Potential Payments Upon Termination or Change in Control—Benefits Payable Under the Restoration Plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment or Change in Control Agreements.

There are no employment agreements, severance agreements, or change in control agreements for any of the named executive officers of Cox Radio. After Richard Ferguson retired from employment with Cox Radio and resigned from the Board of Directors, he and Cox Radio entered into a consulting agreement effective November 7, 2006.

Benefits Available Generally to all Salaried Employees.

Regardless of the manner in which the executive’s employment terminates, each of the named executive officers is entitled to receive the following benefits under plans, programs or arrangements generally available to all salaried employees of Cox Radio who are automatically eligible, or who have elected to participate, in such plans, programs or arrangements:

•	unused accrued vacation pay; and

•	retirement savings benefits under the Cox Enterprises Savings and Investment Plan.

In the event of an executive’s death or disability, each of the named executive officers would be entitled to receive the following benefits under plans, programs or arrangements generally available to all salaried employees of Cox Radio who are automatically eligible, or who have elected to participate, in such plans, programs or arrangements:

•	long-term disability benefits under the Cox Enterprises Flex Benefits Plan; and

•	life insurance benefits under the Cox Enterprises Flex Benefits Plan.

In the event of an executive’s retirement, each of the named executive officers would be entitled to receive the following benefit under plans, programs or arrangements generally available to all salaried employees of Cox Radio who are eligible, or who have elected to participate, in such plans, programs or arrangements:

•	health benefits under the Cox Retiree Healthcare Plan.

Benefits Payable Under the Restoration Plans.

In the event of termination of employment for any reason, each of the named executive officers would be entitled to a distribution based on their then-current account balance under the Restoration Plans as provided for under the terms of the Restoration Plans, with no enhancement or diminution of benefit based on reason for termination, including change in control. The account balances for each of the named executive officers under the Restoration Plans as of December 31, 2006 are shown above in the Nonqualified Deferred Compensation table.

To the extent permitted under Section 409A of the Internal Revenue Code, the distribution provisions under each of the Restoration Plans in the event of termination of employment are as follows. For balances accrued prior to January 1, 2005, if any, balances of $5,000 or less are paid in a lump sum distribution, and balances of greater than $5,000 for participants under age 65 are payable when the participant reaches age 65, subject to the participant’s right to request accelerated payment with the consent of Cox Radio. Upon reaching age 65, the participant is required to take distribution in a lump sum payment, subject to the participant’s right to request annual installment payments over five, ten or fifteen years with the consent of Cox Radio. For balances accrued on or after January 1, 2005, participants who terminate for any reason other than retirement (as defined in the Restoration Plans), will be paid in a lump sum distribution. For participants who terminate based on retirement, (as defined in the Restoration Plans), balances of $10,000 or less are paid in a lump sum distribution, and balances of greater than $10,000 are payable in annual installments over a five-year period.

Potential Benefits Payable to the Named Executive Officers.

Except for Mr. Ferguson, whose retirement was effective May 31, 2006, the following information describes the estimated benefits under the specified plan or program that would be provided to each of the named executive officers in the event of a termination of employment, including voluntary termination, involuntary termination without cause, termination for cause, and termination upon change in control, death, disability or retirement. The amounts shown assume that termination was effective as of December 31, 2006. The amounts for benefits payable in a lump sum cash amount (Annual Incentive Program and Long-Term Incentive Plan) are also detailed in the table below. Any actual amounts to be paid can be determined only at the time of such executive’s termination of employment.

Mr. Ferguson retired as Executive Vice President on May 31, 2006 and, therefore, he received the following: full vesting of all unvested restricted stock with a value of $101,674, as reported in the Option Exercises and Stock Vested table; full vesting of all unvested performance awards, in the amount of $49,530, as reported in the Summary Compensation Table; and full vesting of all stock options, all of which had an exercise price above the market value as of May 31, 2006. In connection with his retirement Mr. Ferguson also received payments as a result of distributions pursuant to the Cox Radio Restoration Plan in the amount of $206,616, consisting of a distribution of $132,164 as disclosed in the Nonqualified Deferred Compensation table and reported in the Summary Compensation table, plus a payment to cover taxes on behalf of Mr. Ferguson in the amount of $74,453.

Long-Term Incentive Plan.

The Long-Term Incentive Plan contains a “double trigger” change in control feature which provides that in the event of a change in control, which is defined as a transaction resulting in the voting control of Cox Enterprises falling below 50.1 percent, combined with a termination of employment without good cause, all stock options will become fully vested and exercisable, the performance criteria of all performance awards and performance-based restricted stock will be deemed fully achieved, the award will become fully vested and exercisable, and the restrictions and forfeiture conditions of any other awards under the Long-Term Incentive Plan will lapse and the award will become fully vested and exercisable.

For termination for cause each named executive officer:

•	Forfeits all unvested restricted stock shares;

•	Forfeits all vested and unvested portions of performance awards; and

•	Vested and unvested stock options will be immediately cancelled.

For voluntary or without cause termination each named executive officer:

•	Forfeits all unvested restricted stock shares.

•	Forfeits any unvested portion of performance awards. The vested portion of performance awards will be paid out.

•

Will have 90 days from the date of termination (or until the expiration of the option term, if that date is less than 90 days from the date of termination) to exercise any vested stock options. Unvested stock options will be forfeited.

For termination due to retirement, death, disability, or a change in control, each named executive officer:

•	Receives immediate full vesting of all unvested restricted stock shares;

•	Receives immediate full vesting of all unvested performance awards; and

•

Receives immediate full vesting of all stock options and will have one year from the date of termination (or until the expiration of the option term, if that date is less than one year from the date of termination) to exercise all vested options.

Mr. Neil would have received no financial gain from any LTIP awards upon voluntary, involuntary without cause, or for cause termination on December 31, 2006. If Mr. Neil had terminated due to retirement, death, permanent disability, or a change in control, he would have received an estimated $405,542 from performance awards and an estimated $881,390 from restricted stock.

Mr. Morgan would have received no financial gain from any LTIP awards upon voluntary, involuntary without cause, or for cause termination on December 31, 2006. If Mr. Morgan had terminated due to retirement, death, permanent disability, or a change in control, he would have received an estimated $286,956 from performance awards and an estimated $475,357 from restricted stock.

Mr. Reis would have received no financial gain from any LTIP awards upon voluntary, involuntary without cause, or for cause termination on December 31, 2006. If Mr. Reis had terminated due to retirement, death, permanent disability, or a change in control, he would have received an estimated $206,277 from performance awards and an estimated $334,232 from restricted stock.

Mr. Johnston would have received no financial gain from any LTIP awards upon voluntary, involuntary without cause, or for cause termination on December 31, 2006. If Mr. Johnston had terminated due to retirement, death, permanent disability, or a change in control, he would have received an estimated $124,268 from performance awards and an estimated $218,713 from restricted stock.

Performance awards reflect the estimated value of outstanding performance awards prior to December 31, 2006 pursuant to the Performance Award agreements. Performance awards were calculated based on a percentage increase through December 31, 2006 equal to 12.7 percent for awards granted in 2005 and 4.7 percent for awards granted in 2006. Restricted Stock reflects the value of all shares earned prior to December 31, 2006 pursuant to the Restricted Stock agreements and calculated based on a December 29, 2006 ending stock price of $16.30. Stock Options reflect the estimated value of unvested stock options awarded prior to December 31, 2006 pursuant to the Long-Term Incentive Plan Agreements and calculated using a December 29, 2006 ending stock price of $16.30. As of December 31, 2006 all unvested stock options held by the named executive officers had an exercise price above the market value, assuming the December 29, 2006 ending stock price of $16.30. Therefore, none of the named executive officers would have received any financial gain for any of these awards if they had terminated on December 31, 2006.

Annual Incentive Program. Awards under the annual incentive program normally are contingent upon employment through the end of the year. However, assuming termination on December 31, 2006, a payment to each of the named executive officers would have been be payable in the event of a termination of employment for any reason, other than for cause, in the same amounts as disclosed in the Bonus column of the Summary Compensation Table. In the event of termination for cause, normally no amount would be payable under the annual incentive program.

	Robert F. Neil
Benefit	Voluntary	For Cause	Death	Disability	Retirement	Without Cause	Change in Control
Annual Incentive	$389,919	$—	$389,919	$389,919	$389,919	$389,919	$389,919

Long-Term Incentive Plan
Restricted stock	$—	$—	$881,390	$881,390	$881,390	$—	$881,390
Performance awards	$—	$—	$405,542	$405,542	$405,542	$—	$405,542
Unexercisable options	$—	$—	$—	$—	$—	$—	$—

Total	$—	$—	$1,286,932	$1,286,932	$1,286,932	$—	$1,286,932

	Marc W. Morgan
Benefit	Voluntary	For Cause	Death	Disability	Retirement	Without Cause	Change in Control
Annual Incentive	$237,251	$—	$237,251	$237,251	$237,251	$237,251	$237,251

Long-Term Incentive Plan
Restricted stock	$—	$—	$475,357	$475,357	$475,357	—	$475,357
Performance awards	$—	$—	$286,956	$286,956	$286,956	—	$286,956
Unexercisable options	$—	$—	$—	$—	$—	—	$—

Total	$—	$—	$762,313	$762,313	$762,313	—	$762,313

	Richard A. Reis
Benefit	Voluntary	For Cause	Death	Disability	Retirement	Without Cause	Change in Control
Annual Incentive	$174,706	$—	$174,706	$174,706	$174,706	$174,706	$174,706

Long-Term Incentive Plan
Restricted stock	$—	$—	$334,232	$334,232	$334,232	—	$334,232
Performance awards	$—	$—	$206,277	$206,277	$206,277	—	$206,277
Unexercisable options	$—	$—	$—	$—	$—	—	$—

Total	$—	$—	$540,509	$540,509	$540,509	—	$540,509

	Neil O. Johnston
Benefit	Voluntary	For Cause	Death	Disability	Retirement	Without Cause	Change in Control
Annual Incentive	$128,959	$—	$128,959	$128,959	$128,959	$128,959	$128,959

Long-Term Incentive Plan
Restricted stock	$—	$—	$218,713	$218,713	$218,713	—	$218,713
Performance awards	$—	$—	$124,268	$124,268	$124,268	—	$124,268
Unexercisable options	$—	$—	$—	$—	$—	—	$—

Total	$—	$—	$342,981	$342,981	$342,981	—	$342,981

Pension Plan and Executive Supplemental Plan

In the event of retirement or termination of employment for any reason, each of the named executive officers who was eligible to participate in the Pension Plan or the Executive Supplemental Plan as of December 31, 2006 (Robert F. Neil, Marc W. Morgan, and Neil O. Johnston) would be vested in their benefit under the Pension Plan or Executive Supplemental Plan, as applicable. As discussed above under Compensation Discussion and Analysis (Retirement and Other Benefits), the benefit for each of the eligible named executive officers is calculated under the Executive Supplemental Plan, as that calculation affords a higher benefit than the Pension Plan.

In the event of voluntary termination as of December 31, 2006, the benefit under the Executive Supplemental Plan would be calculated in the following manner: Mr. Morgan, who is retirement eligible, would receive a monthly annuity of $14,384 beginning immediately following the termination date. The other named executive officers, would receive a monthly annuity upon reaching age 60 in the following amounts: Mr. Neil $29,082, and Mr. Johnston $5,340, assuming that 20 years of service have been completed. In each situation, the same treatment and payment would apply in the event of termination without cause, termination for cause, or termination on the basis of change in control, with no enhancement or diminution of benefit.

In the event of death on December 31, 2006, a benefit would have been payable in respect of Mr. Morgan as a monthly annuity of $20,147, payable for 120 months. For the other named executive officers, a monthly annuity would be payable for 120 months in the following amounts: Mr. Neil $32,423, and Mr. Johnston $8,643. In each situation, if a death benefit becomes payable, the voluntary termination retirement benefit or other retirement benefit described above would cease.

In the event of disability as of December 31, 2006, each of the eligible named executive officers would receive payments during the first year of disability equaling one hundred percent of base salary, as follows: Mr. Neil $649,000, Mr. Morgan $479,101, and Mr. Johnston $292,556. Following the first year, each of the eligible named executive officers would be eligible to receive an incremental monthly disability benefit under the Executive Supplemental Plan (in addition to disability benefits under the Flex Benefits Plan) in the following amounts: Mr. Neil $33,634, Mr. Morgan $2,970, and Mr. Johnston $2,999. In each situation, disability benefits under the Executive Supplemental Plan would be payable until the later of age 65 or the date when disability benefits would otherwise cease under the Flex Benefits Plan, at which time the voluntary (or other) termination retirement benefit described above would commence.

CERTAIN TRANSACTIONS

Cox Radio receives certain management services from, and has entered into certain transactions with, Cox Enterprises. Costs of the management services that are allocated to Cox Radio are based on actual direct costs incurred, or on Cox Enterprises’ estimate of expenses relative to the management services provided to other subsidiaries of Cox Enterprises. Cox Radio believes that these allocations were made on a reasonable basis, and that receiving these management services from Cox Enterprises creates cost efficiencies; however, there has been no study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The services and transactions described below have been reviewed by the Audit Committee, which has determined that such services and transactions are fair and in the best interest of Cox Radio.

Cox Radio receives day-to-day cash management services from Cox Enterprises, with settlements of outstanding balances between Cox Radio and Cox Enterprises occurring periodically at market interest rates. As a part of these services, Cox Enterprises transfers funds to cover Cox Radio’s checks presented for payment and Cox Radio records a book overdraft, which is classified as accounts payable in our balance sheets. Book overdrafts of $4.1 million existed at December 31, 2006 as a result of Cox Radio’s checks outstanding. The amounts due to or from Cox Enterprises are generally due on demand and represent the net balance of the intercompany transactions, and accrue interest at Cox Enterprises’ current commercial paper borrowing rate or a LIBOR based rate dependent upon our credit rating (5.6% at December 31, 2006). As of December 31, 2006, Cox Enterprises owed Cox Radio approximately $2.0 million.

Cox Radio receives certain management services from Cox Enterprises and its wholly-owned subsidiary, Cox Broadcasting, including management and financial advisory services, legal, corporate secretarial, tax, internal audit, risk management, purchasing and materials management, employee benefit (including pension plan) administration, fleet, engineering and other support services. Expenses allocated for these services are included in corporate general and administrative expenses in our consolidated financial statements. For the year ended December 31, 2006, Cox Radio was allocated expenses of approximately $3.2 million related to these services.

In connection with these management services, Cox Radio reimburses Cox Enterprises for payments made to third-party vendors for certain goods and services provided to Cox Radio under arrangements made by Cox Enterprises on behalf of Cox Enterprises and its affiliates, including Cox Radio. Cox Radio believes such arrangements result in Cox Radio receiving such goods and services at more attractive pricing than Cox Radio would be able to secure separately. Such reimbursed expenditures include insurance premiums for coverage through Cox Enterprises’ insurance program, which provides coverage for all of its affiliates, including Cox Radio. Rather than self-insuring these risks, Cox Enterprises purchases insurance for a fixed-premium cost from several insurance companies, including an insurance company indirectly owned by descendants of Governor James M. Cox, the founder of Cox Enterprises, including James C. Kennedy, Chairman of Cox Radio’s Board of Directors, and his sister, who each own 25% of the insurance company. This insurance company is an insurer and re-insurer on various insurance policies purchased by Cox Enterprises, and it employs an independent consulting actuary to calculate the annual premiums for general/auto liability and workers compensation insurance based on Cox Radio’s loss experience consistent with insurance industry practice. Cox Radio’s portion of these insurance costs for 2006 was approximately $0.7 million.

Cox Radio’s employees participate in certain Cox Enterprises employee benefit plans, and Cox Radio made payments to Cox Enterprises in 2006 for the costs incurred because of such participation, including self-insured employee medical insurance costs of approximately $10.5 million, retiree medical payments of approximately $0.1 million, post-employment benefits of approximately $0.7 million and executive pension plan payments of approximately $1.1 million.

Cox Radio’s headquarters building is leased by Cox Enterprises from a partnership that in turn is indirectly owned by descendents of Governor James M. Cox, the founder of Cox Enterprises, with an indirect 36% interest held in the aggregate by the children of James C. Kennedy, Chairman of Cox Radio’s Board of Directors, and an indirect less than 3% interest held in the aggregate by Mr. Kennedy, his mother and his sister. Cox Radio pays rent and certain other occupancy costs to Cox Enterprises for space in Cox Enterprises’ corporate headquarters building. Rent and occupancy expense is allocated based on occupied space, and such expense was approximately $0.8 million for the year ended December 31, 2006.

Cox Radio has entered into lease agreements with Cox Broadcasting with respect to studio and tower site properties in Atlanta, Georgia, Dayton, Ohio, and Orlando, Florida that are used for Cox Radio’s radio operations in those markets. The annual rental cost in the aggregate was approximately $0.7 million for the year ended December 31, 2006.

During 2006, Cox Search, Inc., a wholly-owned subsidiary of Cox Enterprises, purchased radio advertising from Cox Radio’s Atlanta radio stations at regular commercial rates in an aggregate amount of $0.6 million.

On November 7, 2006, Cox Radio entered into a consulting agreement with Richard A. Ferguson subsequent to his resignation from of the Board of Directors and retirement from the position of Executive Vice President. Under the agreement, Mr. Ferguson may provide consulting services to Cox Radio in areas including new and existing signal upgrade projects and station acquisitions. The initial term of the agreement expires on November 7, 2007 and may be renewed upon terms and conditions mutually agreeable to Mr. Ferguson and Cox Radio. For the year ended December 31, 2006, Cox Radio paid Mr. Ferguson $38,440 in consulting fees and expense reimbursements under this agreement.

Related Party Transaction Review Policies

Cox Radio has established and maintains procedures for the review of related party transactions required to be reported under SEC Regulation S-K Item 404(a). These procedures are embodied in written guidelines adopted by the Audit Committee of the Board of Directors. None of these transactions were implemented or approved in a manner inconsistent with these guidelines.

Cox Radio utilizes the Audit Committee of the Board of Directors as the authority for review and approval of related party transactions in order to ensure fairness to Cox Radio. Subject to certain thresholds such as minimum review amounts, the Audit Committee has full discretion to determine the scope of review that is appropriate in considering any related party transaction. The types of transactions covered by the guidelines are as follows:

•

The Audit Committee reviews related party transactions between Cox Radio and Cox Enterprises, or any subsidiary or affiliate of Cox Enterprises, or any officer or director of Cox Radio or Cox Enterprises or its subsidiaries or affiliates.

•

The Audit Committee reviews the fairness to Cox Radio of all insurance programs and employee benefit plans provided by Cox Enterprises, or any subsidiary or affiliate of Cox Enterprises, in which Cox Radio or its employees participate. The Audit Committee reviews available reports from a third party insurer or administrator concerning the manner in which premiums or other charges are developed.

•

The Audit Committee reviews the fairness of lease transactions and other charges or payments relating to real estate transactions entered into between Cox Radio and Cox Enterprises, or any subsidiary or affiliate of Cox Enterprises, and requires evidence of fairness, which may include a market evaluation from a qualified, independent professional source, for rental or other real estate amounts exceeding $1 million annually.

•

The Audit Committee receives an annual report from Cox Radio management, and if requested, from Cox Enterprises, concerning management and administrative services provided by Cox Enterprises to Cox Radio that describes the services provided and analyzes the value to Cox Radio.

•

For other related party transactions, the Audit Committee obtains an analysis by a qualified third party to support the Audit Committee’s fairness findings for any transaction with a related party involving the payment for, or the receipt of payment for goods and services, in an amount exceeding one per cent of Cox Radio’s gross revenues.

•

Finally, the Audit Committee may review civic, charitable, community, and other not-for-profit activities involving Cox Radio or its officers or directors if such activities may constitute related party transactions or would require disclosure under Securities and Exchange Commission or New York Stock Exchange rules.

Other Matters

Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.

Independent Auditor

The Audit Committee has selected the independent registered public accounting firm of Deloitte & Touche LLP, as our independent auditor for the year ending December 31, 2007. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Annual Report on Form 10-K

Cox Radio’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is enclosed with this proxy statement. Cox Radio will deliver only one copy of its proxy statement and Form 10-K to multiple security holders sharing an address unless Cox Radio has received contrary instructions from such security holder(s). If you share an address with another security holder and would like to receive a separate proxy statement and Form 10-K now or in the future, please contact the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia, 30328, telephone (678) 645-0000.

Transfer Agent and Registrar

Cox Radio’s transfer agent and registrar is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Submission of Stockholder Proposals

It is anticipated that the 2008 Annual Meeting of Stockholders of Cox Radio will be held in April or May 2008. Any stockholder who intends to present proposals at the 2008 Annual Meeting of Stockholders, and who wishes to have such proposals included in Cox Radio’s Proxy Statement for the 2008 Annual Meeting, must ensure that such proposals are received by the Corporate Secretary of Cox Radio not later than December 5, 2007. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8 under the Exchange Act, in order to be eligible for inclusion in Cox Radio’s 2008 proxy materials. Any stockholder proposal that a stockholder wishes to present at the 2008 Annual Meeting, other than through inclusion in the proxy materials, must be received at least 30 (but not more than 60) days prior to the scheduled date of the 2008 Annual Meeting or it will be considered untimely. As noted above, it is anticipated that Cox Radio’s 2008 Annual Meeting will be held during April or May of 2008, and any stockholder wishing to submit a proposal at the 2008 Annual Meeting should contact the Corporate Secretary of Cox Radio after January 1, 2008 to obtain the anticipated meeting date and proposal deadlines. Any proposals should be sent to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

By Order of the Board of Directors,

Andrew A. Merdek

Corporate Secretary

Atlanta, Georgia

April 5, 2007

1

COX RADIO, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COX RADIO, INC. FOR ANNUAL MEETING

ON MAY 16, 2007

The undersigned hereby appoints Robert F. Neil, Andrew A. Merdek and Neil O. Johnston, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of Cox Radio, Inc. (“Cox Radio”) to be held at 9:30 a.m. local time on Wednesday, May 16, 2007, at Corporate Headquarters at 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328, or at any adjournment thereof, and to vote at such meeting pursuant to this proxy the shares of stock of Cox Radio the undersigned held of record on the books of Cox Radio on March 20, 2007, the record date for the meeting. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

COX RADIO, INC.

May 16, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES IN PROPOSAL 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instruction below)	NOMINEES: ☐ James C. Kennedy ☐ Juanita P. Baranco ☐ G. Dennis Berry ☐ Nick W. Evans, Jr. ☐ Jimmy W. Hayes ☐ Paul M. Hughes ☐ Marc W. Morgan ☐ Robert F. Neil ☐ Nicholas D. Trigony

In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees.

All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

Please mark, sign and date your proxy card and return it in the postage-paid envelope. Thank you for voting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

I plan to attend the meeting. ☐

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.